                                                                 Exhibit (5)(e)



October 8th, 1999


Mr. Salam Chaudhary
Vice President
Wind Point Partners
One Towne Square
Suite 780
Southfield, Michigan 48076

Dear Mr. McMahon:

CONFIDENTIALITY AGREEMENT

This will confirm our understanding with you that we shall treat any information concerning Serengeti Eyewear, Inc. (the "Company") (whether prepared by the Company, its advisors or otherwise) which is furnished to us by or on behalf of the Company and identified in writing as confidential to the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and take or abstain from taking certain other actions as set forth below.

We agree that the Evaluation Material shall be used solely for the purpose of evaluating a possible transaction between the Company and us, and that such information shall be kept confidential by us and our advisors; provided, however, that (i) any of such information may be disclosed to our officers and employees and representatives of our advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and us (it being understood that our officers and employees and representatives of our advisors shall be informed by us of the confidential nature of such information and shall be directed by us to treat such information confidentially), (ii) any such disclosure of such information may be made to which the Company consents in writing; and (iii) any of such information may be disclosed when such disclosure is required by a court having applicable jurisdiction.

In the event that we do not proceed with the transaction which is the subject of this letter within a reasonable time, we shall redeliver to the Company all written Evaluation Material and shall not retain any copies, in whole or in part of such written material, except that a single copy of the Evaluation Material may be retained for record purposes by our legal counsel.

Subject to our observance of the confidentiality obligation set forth above, nothing in this letter shall prevent us from evaluating a possible investment in and/or collaboration with, or entering into any transaction with (including an investment in), a company whose business is similar to or competitive with the business of the Company. Please note that we deal with many companies, some of which may, independently of us, pursue similar or competitive paths regarding their products or services, technology and/or market development plans to those which are or may be pursued by the Company. The occurrence or existence of such similar or competitive activities shall not by itself be cause for any action or allegation by the Company that we have failed to observe our confidentiality obligation set forth above.

The term "Evaluation Material" does not include information which (i) is already in our possession, provided that such information is not known by us to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by us or our directors, officers, employees, agents or advisors, or (iii) is or becomes available to us on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by us to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

Unless and until a definitive agreement between the Company and us with respect to the transaction which is the subject of this letter has been executed and delivered, except for the matters specifically agreed to in this letter, neither the Company nor we shall be under a legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter or any written or oral expression with respect to such a transaction by any of the Company's or our directors, officers, employees, agents or any other representatives or the Company's or our advisors or representatives thereof.

Very truly yours,

WIND POINT PARTNERS


By: /s/ Salam N. Chaudhary
    -----------------------
    Salam N. Chaudhary
    Vice President


Receipt of this letter is hereby confirmed and the terms set forth above are hereby agreed to by the Company as of the 10th day of October, 1999.


Serengeti Eyewear, Inc.


By: /s/ William L. McMahon
    -----------------------
    Mr. William L. McMahon
    Chief Financial Officer